Press Release	Source: Speedemissions Inc.	Exhibit 99.1

Speedemissions Reports Results for the First Quarter 2009

ATLANTA, GA. May 12, 2009 /Business Wire/ — Speedemissions, Inc. (OTC Bulletin Board: SPMI—News ), a leading vehicle emissions and safety inspection company today announced its financial results for its first quarter ended March 31, 2009. Highlights for the first quarter 2009 compared with first quarter 2008:

•	Total revenue increased 1.7% to $2,471,942
•	Same store sales increased 2.2%
•	General and administrative expenses decreased 37.9%
•

Income from continuing operations was $42,152, or $0.00 per diluted share in the first quarter 2009 compared to a loss from continuing operations of ($76,219), or ($0.01) per diluted share in the same period a year ago

Richard Parlontieri, President and CEO, commented “We are very pleased to report revenue growth and profits in the first quarter of 2009. It is a positive start to the year despite the challenges of this difficult economy. We are excited to see the customer growth in stores opened within the last fifteen months at our Mr. Sticker stores in Houston and at our Speedemissions stores in St. Louis. We also continue to focus our efforts on reducing expenses, both at the stores and at our corporate offices.”

Revenue for the first quarter of 2009 was $2,471,942, an increase of $42,188 or 1.7% from $2,429,754 in the same period of 2008. The increase in revenue was mainly attributable to revenue generated from new stores that were not open during the entire prior comparable period and an increase in same store sales of 2.2%, partially offset by a reduction in revenue from the closure of a store in September 2008.

General and administrative expenses for the first quarter of 2009 decreased $184,080, or (37.9%) from the same quarter last year due primarily to a decrease in professional fees and personnel costs.

Income from continuing operations for the first quarter of 2009 was $42,152 or $0.00 per diluted share compared to a loss from continuing operations of ($76,219), or ($0.01) per diluted share in the same quarter last year.

Income (loss) from discontinued operations for the first quarter of 2009 was $0 or $0.00 per diluted share compared to a loss from discontinued operations of ($99,413), or ($0.01) per diluted share in the same quarter last year. The loss from discontinued operations consisted of the operating results for all 12 stores in the Dallas – Ft. Worth area that the Company closed in 2008.

Net income for the first quarter of 2009 was $42,152, or $0.01 per basic and $0.00 per diluted share compared to a net loss of ($175,632), or ($0.03) per basic and diluted share in the same period a year ago.

About Speedemissions, Inc. http://www.speedemissions.com Speedemissions, Inc., based in Atlanta, Georgia, is a leading vehicle emissions testing and safety inspections company with 39 stores in Atlanta, Houston, Salt Lake City and St. Louis.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Speedemissions’ products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses, and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For Further Information: Contact Michael Shanahan, Chief Financial Officer, 770-306-7667.

Speedemissions, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash	$542,769	$512,492
Other current assets	145,528	137,691

Total current assets	688,297	650,183
Property and equipment, at cost less accumulated depreciation and amortization	1,141,465	1,214,737
Goodwill	7,100,572	7,100,572
Other assets	97,937	100,937

Total assets	$9,028,271	$9,066,429

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$382,817	$498,554
Accrued liabilities	275,756	237,127
Current portion of capitalized lease obligations	43,234	41,962
Current portion of equipment financing obligations	16,953	16,362
Current portion – deferred rent	17,949	17,949

Total current liabilities	736,709	811,954

Capitalized lease obligations, net of current portion	129,600	140,897
Equipment financing obligations, net of current portion	59,964	64,431
Deferred rent	229,383	230,521
Other long term liabilities	7,350	7,350

Total liabilities	1,163,006	1,255,153

Commitments and contingencies
Series A convertible redeemable preferred stock, $.001 par value, 5,000,000 shares authorized, 5,133 shares issued and outstanding; liquidation preference: $5,133,000	4,579,346	4,579,346

Shareholders’ equity:
Series B convertible preferred stock, $.001 par value, 3,000,000 shares authorized, 2,481,482 shares issued and outstanding; liquidation preference: $6,372,446	2,481	2,481
Common stock, $.001 par value, 250,000,000 shares authorized, 5,162,108 shares issued and outstanding	5,162	5,162
Additional paid-in capital	15,761,792	15,749,955
Accumulated deficit	(12,483,516)	(12,525,668)

Total shareholders’ equity	3,285,919	3,231,930

Total liabilities and shareholders’ equity	$9,028,271	$9,066,429

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended March 31,
	2009	2008
Revenue	$2,471,942	$2,429,754
Costs of operations:
Cost of emission certificates	548,577	524,789
Store operating expenses	1,572,829	1,487,068
General and administrative expenses	301,366	485,446

Operating income (loss)	49,170	(67,549)

Interest income (expense)
Interest income	25	864
Interest expense	(7,043)	(9,534)

Interest, net	(7,018)	(8,670)

Income (loss) from continuing operations	42,152	(76,219)
Income (loss) from discontinued operations, net of income taxes	—	(99,413)

Net income (loss)	$42,152	$(175,632)

Basic net income (loss) per common share from continuing operations	$$0.01	$(0.01)

Diluted net income (loss) per common share from continuing operations	$—	$(0.01)

Basic net income (loss) per share from discontinued operations	$—	$(0.02)

Diluted net income (loss) per share from discontinued operations	$—	$(0.02)

Basic net income (loss) per share	$$0.01	$(0.03)

Diluted net income (loss) per share	$—	$(0.03)

Weighted average common shares outstanding, basic	5,162,108	5,162,108

Weighted average common shares outstanding, diluted	9,439,606	5,162,108